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                                                                    Exhibit 12.1

                                    ANTEON
            RATIO OF EARNINGS TO FIXED CHARGES (CONSOLIDATED ANTEON)


COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                                             SUCCESSOR     PREDECESSOR
                                                                               PERIOD         PERIOD
                                     SIX MONTHS ENDED   SUCCESSOR YEAR       APRIL 1 TO    JANUARY 1 TO     PREDECESSOR YEAR
                                         JUNE 30,      ENDED DECEMBER 31,    DECEMBER 31,    MARCH 31,     ENDED DECEMBER 31,
                                     ---------------   ------------------    ------------  ------------   -------------------
                                      1999     1998       1998     1997         1996          1996          1995        1994
                                     ------   ------     ------   ------     ------------  ------------   -------     -------
Fixed charges:
  Interest expense, net of
    capitalized interest             $6,312   $1,818    $ 5,733   $2,413       $1,486           $-         $  135     $   958
  Capitalized interest                  -        -          -        -            -              -            -           -
  Portion of rent expense
    representative of interest (1)    1,333      708      1,879    1,122          662            215          843         945
                                     ------   ------    -------   ------       ------          -----       ------     -------
Total fixed charges                  $7,645   $2,526    $ 7,612   $3,535       $2,148           $215       $  978     $ 1,903

Earnings (loss):
  Income (loss) before
    income taxes                     $1,147   $3,259    $ 4,821   $2,702       $1,223           $757       $  826     $(6,040)
  Fixed charges, less
    capitalized interest              7,645    2,526      7,612    3,535        2,148            215          978       1,903
                                     ------   ------    -------   ------       ------          -----       ------     -------

Earnings (losses) adjusted
  for fixed charges                  $8,792   $5,785    $12,433   $6,237       $3,371           $972       $1,804     $(4,137)

Ratio of earnings (losses)
  to fixed charges                     1.15x    2.29x      1.63x    1.76x        1.57x          4.52x        1.84x        -

Deficiency of earnings to
  cover fixed charges                   -        -          -        -            -              -            -        (6,040)



(1) One-third of rent expense is deemed to be representative of interest.